CHC Group Update on Investor Events (Sep 2, 2014)

•	Q1 Release After Close of Trading Sept. 8; Analyst Call Morning of Sept. 9

•	Withdraws from 2014 Barclays CEO Energy-Power Conference

Sept. 2, 2014 – Vancouver, British Columbia, Canada – CHC Group Ltd. (NYSE:HELI), the parent company of CHC Helicopter, is modifying plans for previously announced investor events because of timing considerations in connection with pending regulatory filings described in the company’s Current Report on Form 8-K dated Aug. 22, 2014. Specifically, CHC said it was withdrawing from a Wednesday (Sept. 3) presentation at the 2014 Barclays CEO Energy-Power Conference and postponing an analyst meeting which was to have been held on Oct. 2.

There is no change to the company’s plans to announce financial results for its fiscal-2015 first quarter, which ended July 31, after close of market on Monday, Sept. 8, or to hold an earnings-related call for analysts the morning of Tuesday, Sept. 9.

Analysts only are invited to register for and dial into the Sept. 9 Q1 analysts call at 877-407-0778 or 201-689-8565, using Conference ID 13589097. An audio webcast of the call will be available, live and via replay, at www.chc.ca/presentations. Presentation material accompanying the earnings release will be posted to the same website before the call begins.

About CHC
CHC Helicopter is a leader in enabling customers to go further, do more and come home safely, including oil and gas companies, government search-and-rescue agencies and organizations requiring helicopter maintenance, repair and overhaul services through the Heli-One segment. The company operates about 230 aircraft in approximately 30 countries around the world.

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Additional Information and Where to Find It
This press release may be deemed to be solicitation material in respect of the proposed private placement of convertible preferred shares of CHC Group Ltd. In connection with the proposed transaction, CHC Group Ltd. plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF CHC GROUP LTD. ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed or otherwise made available to shareholders of CHC Group Ltd. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by CHC Group Ltd. with the SEC, at the SEC's web site at http://www.sec.gov or at the Company’s website at . Free copies of the proxy statement, when it becomes available, and CHC Group Ltd.’s other filings with the SEC may also be obtained from CHC Group Ltd by directing a written request to CHC Group Ltd. at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands, Attention: Investor Relations, or by contacting the same at +1 (914) 485-1150.

CHC Group Ltd. and its directors, executive officers and certain other members of its management and employees may be deemed to be soliciting proxies from CHC Group Ltd.’s shareholders in favor of the proposed transaction. Information regarding CHC Group Ltd.’s directors and executive officers is available in its proxy statement for its 2014 annual general meeting of shareholders, which was filed with the SEC on July 30, 2014. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Contact Information
INVESTORS
Lynn Antipas Tyson
Vice President, Investor Relations
+1.914.485.1150
lynn.tyson@chc.ca

MEDIA
T.R. Reid
Vice President, Global Communications
+1.512.869.9094
t.r.reid@chc.ca